UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 8, 2005

(December 5, 2005)

Date of Report (Date of earliest event reported)

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13948	62-1612879
(State or other jurisdiction of	(Commission file number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

100 North Point Center East, Suite 600
Atlanta, Georgia		30022
(Address of principal executive offices)		(Zip code)

1-800-514-0186
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act.  (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act. (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act. (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.  (17 CFR 240.13c-4©)

Item 1.01                        Entry into a Material Definitive Agreement.

The Board of Directors of Schweitzer-Mauduit International, Inc. appointed Mr. Frederic Villoutreix to the position of Chief Operating Officer, effective February 1, 2006.  The letter of employment is filed with this report as Exhibit 10.1 and its contents are incorporated by reference into this Item 1.01.  The material terms and conditions of this agreement are summarized in Item 5.02 below and the contents of such summary are incorporated into this Item 1.01 by reference.

Item 5.02                        Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Resignation of Principal Officer and Director

On December 5, 2005, Schweitzer-Mauduit, International, Inc. announced the retirement of Jean-Pierre Le Hétêt, effective January 31, 2006.  Mr. Le Hétêt joined the company in 1979 and successfully held the positions of Engineer, LTR Industries Mill Manager, Assistant General Manager of LTR Industries and Papeteries de Mauduit, General Manager of LTR Industries and Papeteries de Mauduit, President of French Operations and most recently Chief Operating Officer of Schweitzer-Mauduit since 1998. He has also been a Director of the Schweitzer-Mauduit Board since its spin-off from Kimberly-Clark in 1995.

Effective January 31, 2006, Mr. Le Hétêt will resign his position on the Board of Directors, per agreement with the Company’s By-Laws.

Appointment of Principal Officer

On December 8, 2005, the Board of Directors of Schweitzer-Mauduit, International, Inc., appointed Mr. Frederic Villoutreix as an executive officer with the title of Chief Operating Officer, effective February 1, 2006.

Mr. Villoutreix, age 41, joins Schweitzer-Mauduit from Compagnie de Saint-Gobain, a leading French multi-national manufacturer of numerous industrial products, where he worked since 1990.  He held key manufacturing positions in Europe and the United States with Saint-Gobain, including General Manager, World Construction Products and Stone, Luxemburg (2001-2004), and most recently Vice President, Abrasives Europe and Coated Abrasives (2004-2005).

Under the terms of his offer of employment, Mr. Villoutreix will be employed as the Chief Operating Officer of Schweitzer-Mauduit, effective February 1, 2006, on an “at will” basis.  The material terms and conditions of Mr. Villoutreix’s compensation and perquisites are summarized below, which description is qualified in its entirety by reference to the provisions of the letter of employment attached to this report as Exhibit 10.1.

Base Pay

As Chief Operating Officer of Schweitzer-Mauduit, Mr. Villoutreix will be paid €260,000 annually.

Bonus

Mr. Villoutreix will receive a sign-on bonus of €25,000 upon employment and annual completion bonuses of €25,000 each on January 1, 2007 through 2010, for a total of €125,000.  He will also receive a restricted stock grant of 10,000 shares with a four year vesting period in accordance with the terms of the Schweitzer-Mauduit Restricted Stock Plan.

Annual Incentive Plan

Mr. Villoutreix will participate in our management Annual Incentive Plan, which provides an annual bonus opportunity of 55 percent of base salary at target performance, with a maximum opportunity of 107.25 percent of base salary.  For 2006 the annual bonus will not be less than €100,000.

Long Term Incentive Plan

Mr. Villoutreix will participate in our executive Long Term Incentive Plan, which provides an opportunity for awards calculated as a percentage of Mr. Villoutreix’s base salary and determined by the performance of Schweitzer-Mauduit.  The plan will provide Mr. Villoutreix with an annual target award opportunity of 130% and a maximum 260% of his base salary.

Executive Severance Plan

Mr. Villoutreix will participate in our Executive Severance Plan.  The Schweitzer-Mauduit Executive Severance Plan provides Mr. Villoutreix with three times his highest Annual Compensation, as such term is defined in the plan, with or within the three year period terminating on the date of the termination of his employment, plus three years benefit continuation in the event of a change-in-control of Schweitzer-Mauduit.  For termination for other reasons, except death, retirement, voluntary resignation or cause, he shall receive twelve months base salary.

Other Benefits

Mr. Villoutreix will be eligible to participate in our medical, dental, life insurance, disability, paid time off and other benefit programs generally made available to our employees, as well as receive a foreign service premium and tax equalization benefit as further described in the attached Exhibit 10.1.  The terms and conditions relating to assignment to France are still in process of being finalized.

Item 9.01                        Financial Statements and Exhibits.

(c)  Exhibits

10.1                             Letter Agreement between Schweitzer-Mauduit International, Inc. and Mr. Frederic Villoutreix

99.1                             Press Release, dated December 5, 2005, of Schweitzer-Mauduit International, Inc., announcing retirement and replacement of Chief Operating Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Schweitzer-Mauduit International, Inc.

	By:	/s/ PAUL C. ROBERTS
Paul C. Roberts
Chief Financial Officer and Treasurer
Dated: December 8, 2005

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

Current Report on Form 8-K

dated December 8, 2005

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Letter Agreement between Schweitzer-Mauduit International, Inc. and Mr. Frederic Villoutreix

99.1	Press Release, dated December 5, 2005, of Schweitzer-Mauduit International, Inc., announcing retirement and replacement of Chief Operating Officer.